Exhibit 99.2

Exhibit 99.2 to Form 8-K filed May 22, 2006

COMMUNICATIONS SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD ENDED MARCH 31, 2006

INDEX

The following Company’s Condensed Consolidated Financial Statements for the period ended March 31, 2006, Notes and Management’s Discussion and Analysis have been prepared as of May 22, 2006 based on the requirements for such information under Form 10-Q of the Rules and Regulations of the Securities and Exchange Commission .  The Company’s independent registered public accounting firm has not completed the review of the Company’s Consolidated Financial Statements for the period ended March 31, 2006 that is required by Rule 10.01 of Regulation S-X under the Securities Exchange Act of 1934.

Financial Statements

Consolidated Balance Sheets

Consolidated Statements of Income and Comprehensive Income

Consolidated Statements of Changes in Stockholders’ Equity

Consolidated Statements of Cash Flows

Notes to Consolidated Financial Statements

Management’s Discussion and Analysis of Financial Condition and Results of Operations

PART I.   FINANCIAL INFORMATION

COMMUNICATIONS SYSTEMS, INC. AND SUBSIDIARIES

Item 1.  Financial Statements

CONSOLIDATED BALANCE SHEETS

(unaudited)

	March 31	December 31
	2006	2005
Assets:

Current assets:
Cash	$23,338,244	$26,660,533
Trade receivables, net	20,848,454	19,000,624
Receivable from sale of discontinued operations	818,004	1,102,881
Related party receivables	166,691	110,865
Inventories	23,667,643	23,156,642
Costs and estimated earnings in excess of billings	2,067,255	1,233,368
Deferred income taxes	3,706,795	3,706,795
Other current assets	811,733	961,276
Assets of discontinued operations	3,711,564	3,423,572
Total current assets	79,136,383	79,356,556

Property, plant and equipment, net	7,855,458	7,690,941

Other assets:
Goodwill	5,264,095	5,264,095
Deferred income taxes	402,418	402,418
Other assets	146,416	169,354
Total other assets	5,812,929	5,835,867

Total Assets	$92,804,770	$92,883,364

Liabilities and Stockholders’ Equity:

Current liabilities:
Accounts payable	$2,578,348	$4,900,824
Accrued compensation and benefits	3,217,825	3,473,830
Other accrued liabilities	1,665,802	1,745,907
Dividends payable	701,567	698,616
Income taxes payable	1,676,548	953,516
Liabilities from discontinued operations	1,551,684	1,259,495
Total current liabilities	11,391,774	13,032,188

Stockholders’ Equity	81,412,996	79,851,176

Total Liabilities and Stockholders’ Equity	$92,804,770	$92,883,364

See notes to consolidated financial statements.

COMMUNICATIONS SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(unaudited)

	Three Months Ended March 31
	2006	2005
Sales from continuing operations	$27,551,161	$25,382,865

Costs and expenses:
Cost of sales	17,251,976	16,438,018
Selling, general and administrative expenses	8,263,074	7,364,282
Total costs and expenses	25,515,050	23,802,300

Operating income from continuing operations	2,036,111	1,580,565

Other income and (expenses):
Investment and other income	172,692	93,469
Interest expense	(6,250)	(8,418)
Other income, net	166,442	85,051

Income from continuing operations before income taxes	2,202,553	1,665,616

Income tax expense	793,000	589,000

Income from continuing operations	1,409,553	1,076,616

Discontinued operations:
Operating income (loss) from discontinued operations net of tax benefit of $0 and $64,000 for 2006 and 2005	104,863	(181,937)

Net income	1,514,416	894,679

Other comprehensive income (loss):
Foreign currency translation adjustment	4,682	(50,153)
Comprehensive income	$1,519,098	$844,526

Basic net income (loss) per share:
Continuing operations	$.16	$.13
Discontinued operations	$.01	$(.02)
	$.17	$.11
Diluted net income (loss) per share:
Continuing operations	$.16	$.12
Discontinued operations	$.01	$(.02)
	$.17	$.10

Average Basic Shares Outstanding	8,739,927	8,519,344
Average Dilutive Shares Outstanding	8,865,583	8,719,270
Dividends per share	$0.08	$0.07

See notes to consolidated financial statements.

COMMUNICATIONS SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(unaudited)

					Cumulative
			Additional		Other
	Common Stock		Paid-in	Retained	Comprehensive
	Shares	Amount	Capital	Earnings	Income (Loss)	Total
BALANCE AT DECEMBER 31, 2004	8,502,700	$425,135	$30,803,482	$45,456,339	$366,316	$77,051,272
Net income				4,469,798		4,469,798
Issuance of common stock under Employee Stock Purchase Plan	25,351	1,268	171,335			172,603
Issuance of common stock to Employee Stock Ownership Plan	32,484	1,624	392,113			393,737
Issuance of common stock under Employee Stock Option Plan	122,142	6,108	985,161			991,269
Tax benefit from non-qualified employee stock options			103,602			103,602
Purchase of common stock	(12,154)	(608)	(49,820)	(82,774)		(133,202)
Shareholder dividends				(2,496,811)		(2,496,811)
Additional minimum pension liability adjustment					(530,993)	(530,993)
Other comprehensive loss					(170,099)	(170,099)
BALANCE AT DECEMBER 31, 2005	8,670,523	$433,527	$32,405,873	$47,346,552	$(334,776)	$79,851,176
Net income				1,514,416		1,514,416
Issuance of common stock under Employee Stock Purchase Plan	9,134	457	81,171			81,628
Issuance of common stock to Employee Stock Ownership Plan	31,551	1,578	385,872			387,450
Issuance of common stock under Employee Stock Option Plan	65,476	3,274	452,387			455,661
Tax benefit from non-qualified employee stock options			62,147			62,147
Stock-based compensation			34,635			34,635
Purchase of common stock	(25,066)	(1,253)	(93,684)	(182,122)		(277,059)
Shareholder dividends				(701,740)		(701,740)
Other comprehensive income					4,682	4,682
BALANCE AT MARCH 31, 2006	8,751,618	$437,583	$33,328,401	$47,977,106	$(330,094)	$81,412,996

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	Three Months Ended March 31
	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,514,416	$894,679
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	434,394	473,495
Stock based compensation	34,635
Excess tax benefits from stock based compensation	(62,147)
Changes in assets and liabilities:
Trade receivables	(2,101,982)	2,562,852
Inventories	(546,156)	(1,627,297)
Costs and estimated earnings in excess of billings	(833,887)
Other current assets	155,380	(143,736)
Accounts payable	(1,953,730)	45,139
Accrued expenses	(38,938)	(206,649)
Income taxes payable	785,179	411,518
Net cash provided by operating activities	(2,612,836)	2,410,001

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(598,912)	(740,696)
Proceeds from the sale of discontinued operations	284,878
Net cash used in investing activities	(314,034)	(740,696)

CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid	(698,545)	(508,969)
Proceeds from issuance of common stock	537,289	293,602
Purchase of common stock	(277,059)
Excess tax benefits from stock based compensation	62,147
Net cash used in financing activities	(376,168)	(215,367)

EFFECT OF FOREIGN EXCHANGE RATE CHANGES ON CASH	(19,251)	(79,509)

NET INCREASE IN CASH AND CASH EQUIVALENTS	(3,322,289)	1,374,429

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	26,660,533	25,842,580

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$23,338,244	$27,217,009

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Income taxes paid	$69,968	$113,482
Interest paid	8,498	8,418
Dividends declared not paid	701,567	597,515

See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - CONSOLIDATED FINANCIAL STATEMENTS

The consolidated balance sheets as of March 31, 2006 and 2005 and the related consolidated statements of income and comprehensive income, consolidated statements of changes in stockholders’ equity and the consolidated statements of cash flows for the three-month periods ended March 31, 2006 and 2005 have been prepared by Communications Systems, Inc. and Subsidiaries (the Company or we) without audit. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations, and cash flows at March 31, 2006 and 2005 and for the three months then ended have been made. See, however, Note 7 below regarding contingencies that could lead to further adjustments of this information.

Certain information and footnote disclosures normally included in consolidated financial statements prepared in accordance with generally accepted accounting principles in the United States of America have been condensed or omitted. It is suggested these consolidated financial statements be read in conjunction with the financial statements and notes thereto included in the Company’s December 31, 2005 Annual Report to Shareholders and form 10-K. The results of operations for the periods ended March 31 are not necessarily indicative of the operating results for the entire year.

The presentation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and disclosure of contingent assets and liabilities at the balance sheet date, and the reported amounts of revenues and expenses during the reporting period. The estimates and assumptions used in the accompanying consolidated financial statements are based upon management’s evaluation of the relevant facts and circumstances as of the time of the financial statements. Actual results could differ from those estimates.

Reclassifications

Certain prior year amounts reported on the Company’s consolidated balance sheet have been reclassified to conform to 2006 presentation. Such reclassifications had no impact on total consolidated assets, net income or stockholders’ equity. The Company’s income statement for the three months ended March 31, 2006 reflects the reclassifications of the operating results to discontinued operations of Image Systems and Austin Taylor.

NOTE 2 - STOCK-BASED COMPENSATION

Common shares are reserved in connection with the Company’s 1992 stock plan under which 2,500,000 shares of common stock may be issued pursuant to stock options, stock appreciation rights, restricted stock or deferred stock granted to officers and key employees. Exercise prices of stock options under the plan cannot be less than fair market value of the stock on the date of grant. Rules and conditions governing awards of stock options, stock appreciation rights and restricted stock are determined by the Compensation Committee of the Board of Directors, subject to certain limitations incorporated into the plan. At March 31, 2006, 345,609 shares remained available to be issued under the plan.

The only awards under the 1992 stock plan that were not vested as of the adoption of Statement of Financial Accounting Standards (SFAS) No. 123 (revised 2004), Share-Based Payment (123(R)), were stock options. The options expire five years from date of grant with one-third of the options vesting after six months and the remaining two-thirds vesting equally over the next two years.

Shares of common stock are also reserved for issuance in connection with a nonqualified stock option plan under which up to 200,000 shares may be issued to nonemployee directors. The plan provides for the automatic grant of nonqualified options for 3,000 shares of common stock annually to each nonemployee director concurrent with the annual stockholders’ meeting. Exercise price is the fair market value of the stock at the date of grant. Options granted under this plan vest when issued and expire 10 years from date of grant. At March 31, 2006, 13,500 shares are available to be issued under the plan.

The Company also has an Employee Stock Purchase Plan (ESPP) for which 300,000 common shares have been reserved. Under the terms of the plan through December 31, 2005, employees could acquire shares of common stock, subject to limitations, through payroll deductions at 85% of the lower of fair market value for such shares on one of two specified dates in each plan year. Shares issued to employees under the plan were 25,351, 22,193 and 23,172 for the plan years ended August 31, 2005, 2004 and 2003, respectively. A short plan year was authorized for the period September 1, 2005 through December 31, 2005 allowing employees to utilize the previous terms. Shares issued in January 2006 to employees under this short plan year were 9,134. Semi-annual plans will then be maintained in the future. Effective January 1, 2006, employees are able to acquire shares through payroll deductions at 95% of the price at the end of the plan year which is June 30, 2006. Accordingly, this plan is noncompensatory and does not give rise to compensation cost under SFAS No. 123(R).

Prior to January 1, 2006, the Company applied Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, in accounting for these plans. No share-based compensation expense was recognized in our statements of earnings prior to fiscal 2006 for stock option awards, as the exercise price was equal to or greater than the market price of our stock on the date of grant. In addition, the Company did not recognize any stock-based compensation expense for our ESPP as it is intended to be a plan that qualifies under Section 423 of the Internal Revenue Code of 1986, as amended.

On January 1, 2005, the Company adopted SFAS No. 123(R), requiring the Company to recognize expense related to the fair value of the stock-based compensation awards. We elected the modified prospective transition method as permitted by SFAS No. 123(R). Under this transition method, stock-based compensation expense subsequent to adoption, includes: (a) compensation expense for all stock-based compensation awards granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123, Accounting for Stock-Based Compensation; and (b) compensation expense for all stock-based compensation awards granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS No. 123(R). We recognize compensation expense for stock options on a straight-line basis over the requisite service period of the award. The Company has elected the simplified method of calculating its additional paid-in capital (APIC) pool described in FASB Staff position No. 123(R)-3, Transition Election Related to the Accounting for the Tax Effects of Share-Based Payment Awards.”

Total stock-based compensation expense included in the statement of income for the three months ended March 31, 2006 was $34,635 with no related income tax benefit. In accordance with the modified prospective transition method of SFAS No. 123(R), financial results for the prior periods have not been restated.

Prior to the adoption of SFAS No. 123(R), we reported all tax benefits resulting from the exercise of stock options as operating cash flows in our consolidated statements of cash flows. In accordance with SFAS No. 123(R), for the three months ended March 31, 2006, we revised our statement of cash flows presentation to report the excess tax benefits from the exercise of stock options as financing cash flows.

For the three months ended March 31, 2006, $62,000 of excess tax benefits were reported as financing cash flows rather than operating cash flows.

If the Company had recognized compensation cost for its stock-based transactions based on the fair value of the options method prescribed by SFAS No. 123, net income and net income per share for the first quarter of 2005 would have been as follows:

	Quarter Ended March 31
	2005
Net Income
As reported		$895,000
Compensation expense, net of tax (1)		$63,000
Pro forma		$832,000

Earnings Per Share-Basic
As reported	$	. 11
Pro forma	$	. 10

Earnings Per Share-Diluted
As reported	$	. 10
Pro forma	$	. 10

(1)  The grant date fair value of the stock-based compensation was amortized to expense on a straight-line basis over the period it is vested or earned. Forfeitures were estimated based on historical experience.

The following table summarizes the stock option transactions for the three months ended March 31 2006:

	Options	Weighted – Average Exercise Price per share	Weighted Average Remaining Contractual Term (in Years)	Aggregate Intrinsic Value
Outstanding on December 31, 2005	707,450	9.39
Granted	0	0
Exercised	(95,555)	8.21
Forfeited/Expired	(16,330)	8.51
Outstanding on March 31, 2006	595,565	9.60	3.0	$1,023,000

Exercisable on March 31, 2006	520,353	8.09	3.0	$922,000

There were no stock options granted during the three months ended March 31, 2006. The total intrinsic value of options (the amount by which the market price of the stock on the date of exercise exceeded the market price of the stock on the date of grant) exercised during the three months ended March 31, 2006,  was $167,000.

The fair value of each stock option was estimated on the date of the grant using the Black-Scholes option-pricing model. The following table represents a summary of the significant assumptions used during the three months ended March 31, 2005 to estimate the fair value of stock options (there were no share-based payments granted during the three months ended March 31, 2006).

Black-Scholes Option Valuation Assumptions (1)

Risk-free interest rate(2)	3.9%
Expected dividend yield	3.3%
Expected stock price volatility(3)	28%
Expected term of stock options (in years)(4)	4.0

(1)  Forfeitures are estimated based on historical experience.

(2)  Based on the five-year Treasury constant maturity interest rate whose term is consistent with expected life of our stock options.

(3)  Volatility is based on historical data.

(4)  The expected life of stock options is estimated based upon historical experience.

Net cash proceeds from the exercise of stock options were $456,000 and $294,000 for the three months ended March 31, 2006 and March 31, 2005, respectively.

The actual income tax benefit realized from stock option exercises totaled $62,000 and $0, for the three months ended March 31, 2006, and March 31, 2005. As of March 31, 2006, there was $120,000 of unrecognized compensation expense related to nonvested stock options that is expected to be recognized over the weighted-average period of 0.9 years.

NOTE 3 - INVENTORIES

Inventories summarized below are priced at the lower of first-in, first-out cost or market:

	March 31	December 31
	2006	2005
Finished goods	$15,980,186	$15,429,853
Raw and processed materials	7,687,457	7,726,789
Total	$23,667,643	$23,156,642

NOTE 4 – GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill represents the amount by which the purchase price and transaction costs of business the Company has acquired exceed the estimated fair value of the net tangible assets and separately identifiable assets of these businesses. Under Statement of Financial Accounting Standards (SFAS) No. 142, goodwill and intangible assets with indefinite useful lives are not amortized, but are tested at least annually for impairment. We reassess the value of our business units and related goodwill balances at the beginning of the first quarter of each fiscal year and at other times if events have occurred or circumstances exist that indicate the carrying amount of goodwill may not be recoverable. We have determined that there was no impairment as of January 1, 2006 and no events occurred during the quarter ended March 31, 2006 that indicated our remaining goodwill was not recoverable. As of March 31, 2006 and 2005 the Company had net goodwill of $5,264,000.

NOTE 5 – WARRANTY

We provide reserves for the estimated cost of product warranties at the time revenue is recognized. We estimate the costs of our warranty obligations based on our warranty policy or applicable contractual warranty, historical experience of known product failure rates, and use of materials and service delivery costs incurred in correcting product failures. Management reviews the estimated warranty liability on a quarterly basis to determine its adequacy. The actual warranty expense could differ from the estimates made by the company based on product performance.

The following table presents the changes in the Company’s warranty liability for the three months ended March 31, 2006 and 2005. The warranty liability primarily relates to a five-year obligation to provide for potential future liabilities for network equipment sales and to the Company’s media conversion and network switch segment business unit product warranties.

	2006	2005

Beginning Balance	$529,833	$910,350

Actual warranty costs paid	(37,625)	(33,561)

Amounts charged to expense	66,028	46,451

Ending balance	$558,236	$923,300

NOTE 6 – DISCONTINUED OPERATIONS

Net income for the quarter ended March 31, 2005 includes the discontinued operations of Image Systems, a medical and technical imaging business unit located in Eden Prairie, Minnesota, and Austin Taylor Communications Ltd. of Bethesda, Wales, the Company’s U.K. provider of cabling and related telephony products. Effective October 1, 2005, the Company negotiated an agreement to sell the inventory, equipment and all intangibles (trade names, intellectual property, etc.) of Image Systems to Richardson Electronics, Ltd. for approximately $1.5 million. The Company recorded an after tax gain on the sale in the fourth quarter of 2005 of approximately $222,000. The sale of Austin Taylor was in negotiation as of March 31, 2006. The Company expects to complete the sale of this business unit in 2006. For the three months ended March 31, 2006 the net income from discontinued operations  was $105,000 (Austin Taylor only) compared to a net loss of $182,000 in 2005. These operations have met the requirements to be reported as discontinued operations in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”.

The results of discontinued operations for the three months ended March 31, 2006 and 2005 are summarized as follows:

	Three Months Ended March 31, 2006	Three Months Ended March 31, 2005

Revenues	$1,581,760	$2,727,609

Operating income (loss) before income taxes	104,863	(245,937)

Income tax benefit		64,000

Income (Loss) from discontinued operations	$104,863	$(181,937)

At March 31, 2006 and December 31, 2005 the major components of assets and liabilities of the discontinued operations were as follows:

	March 31, 2006	December 31, 2005

Current Assets	$3,203,760	$2,814,912

Net plant and equipment	507,804	608,660
Assets of discontinued operations	$3,711,564	$3,423,572

Current Liabilities	$700,304	$329,828
Long-term Liabilities	$851,380	$929,667
Liabilities of discontinued operations	$1,551,684	$1,259,495

NOTE 7 – CONTINGENCIES

In the ordinary course of business, the Company is exposed to legal actions and threatened claims and incurs costs to defend against such legal actions and claims. Company management is not aware of any such outstanding, pending or threaten action, claim or other circumstance that would materially affect the Company’s financial position or results of operations, except as follows:

Threatened claim

A former officer of one of the Company’s subsidiaries has made a claim for a supplemental retirement benefit from the Company in addition to the retirement benefit payable that is currently being provided. The amount of the supplemental benefit being sought is approximately $100,000 per year and the claim is based on the former officer’s allegations as to the meaning of terms in his employment contract with the subsidiary and in a side letter delivered by the Company when the employment agreement was signed. The Company has denied the former officer’s claim for a supplemental retirement benefit. While the former officer has threatened to commence a lawsuit with respect to his claim since mid-2004, as of the date of this report, the Company has not received any formal notice that legal proceedings have been started. If the former officer initiates legal action, the Company will vigorously defend against any claims that may be asserted.

Government Investigation and Related Reviews

The Company’s subsidiary, JDL Technologies (JDL) in early April 2006 received correspondence from an agency of the federal government requesting information related to a civil investigation of allegations that JDL submitted, or caused to be submitted, false claims for payment under the FCC’s E-Rate Program in connection with funding requests made by the Virgin Islands Department of Education (VIDOE). JDL is fully cooperating with this investigation on a voluntary basis.

The Company is also conducting separate independent and internal reviews of JDL transactions with VIDOE from 1998 to the present, as well as internal accounting, record keeping and document retention procedures and practices related to such transactions. Upon receiving the correspondence from the federal government, the Company initiated an internal review on April 6, 2006 that is being conducted with the assistance of outside counsel. While the internal review is ongoing, based on the information gathered and reviewed to date, management believes JDL operated in substantial compliance with applicable law. The independent review is being conducted by the Company’s Audit Committee with the assistance of independent counsel. The independent review by the Audit Committee was initiated only recently and the Audit Committee also expects to engage accounting advisors to assist in the review.

The government investigation, the independent review by the Audit Committee and the internal review are all continuing, and the Company cannot predict the timing or the outcome of such investigation and reviews. As a result of information developed during one or more of these activities, the Company may be required to reverse or reclassify the timing of prior period revenue and expense or incur charges in future periods related to the government investigation and the reviews. Depending on the outcome of the investigation and reviews, prior period adjustments and future period charges, if any, could be material and, in the case of prior period adjustments, require restatement of the Company’s previously filed financial statements. In addition, the nature of the matters being investigated may result in the discovery of deficiencies and material weaknesses in the Company’s disclosure controls and internal control over financial reporting that may require restatement of previously issued financial statements.

The Company has not filed its Form 10-Q Report for its first fiscal quarter ended March 31, 2006. The failure to file such report is a deficiency under the Rules of the American Stock Exchange. This deficiency could cause AMEX to commence delisting proceedings with respect to trading in the Company’s common stock.

Forward looking statements

From time to time, in reports filed with the Securities and Exchange Commission, in press releases, and in other communications to shareholders or the investing public, Communications Systems, Inc. may make forward-looking statements concerning possible or anticipated future financial performance, business activities or plans which are typically preceded by the words “believes,” “expects,” “anticipates,” “intends” or similar expressions. For these forward-looking statements, the Company claims the protection of the safe harbor for forward-looking statements contained in federal securities laws. Shareholders and the investing public should understand that these forward-looking statements are subject to risks and uncertainties which could cause actual performance, activities or plans after the date the statements are made to differ significantly from those indicated in the forward-looking statements when made.

NOTE 8 – SEGMENT INFORMATION

The Company classifies its businesses into three segments: Suttle, which manufactures U.S. standard modular connecting and wiring devices for voice and data communications; Transition Networks which designs and markets data transmission, computer network and media conversion products and print servers; and JDL Technologies, (JDL), which provides telecommunications network design, specification and training services to educational institutions; Other includes non allocated corporate general and administrative expenses. Management has chosen to organize the enterprise and disclose reportable segments based on products and services. There are no material intersegment revenues. Information concerning the Company’s continuing operations in the various segments is as follows:

	Suttle	Transition Networks	JDL Technolgies	Other	Consolidated

Three Months Ended March 31, 2006
Sales	$11,321,777	$12,408,202	$3,821,182	$—	$27,551,161
Cost of sales	7,979,505	6,900,300	2,372,171	0	17,251,976
Gross profit	3,342,272	5,507,902	1,449,011	0	10,299,185
Selling, general and administrative expenses	1,658,349	4,469,190	1,317,522	818,013	8,263,074
Operating income (loss)	$1,683,923	$1,038,712	$131,489	$(818,013)	$2,036,111

Depreciation and amortization	$223,938	$82,956	$105,000	$22,500	$434,394
Assets	$35,746,272	$22,953,459	$17,218,648	$12,620,920	$88,539,299
Capital expenditures	$143,974	$102,583	$352,355	$—	$598,912

Three Months Ended March 31, 2005
Sales	$11,977,657	$11,202,953	$2,202,255	$—	$25,382,865
Cost of sales	8,569,851	6,686,607	1,181,560		16,438,018
Gross profit	3,407,806	4,516,346	1,020,695		8,944,847
Selling, general and administrative expenses	1,501,357	4,412,802	885,649	564,474	7,364,282
Operating income (loss)	$1,906,449	$103,544	$135,046	$(564,474)	$1,580,565

Depreciation and amortization	$266,727	$88,596	$30,000	$22,500	$407,823
Assets	$37,145,092	$26,149,042	$7,085,159	$10,843,975	$81,223,268
Capital expenditures	$245,071	$84,242	$382,228	$29,155	$740,696

NOTE 9 - INCOME TAXES

In the preparation of the Company’s consolidated financial statements, management calculates income taxes based upon the estimated effective rate applicable to operating results for the full fiscal year. This includes estimating the current tax liability as well as assessing temporary differences resulting from different treatment of items for tax and book accounting purposes. These differences result in deferred tax assets and liabilities, which are recorded on the balance sheet. These assets and liabilities are analyzed regularly and management assesses the likelihood that deferred tax assets will be recovered from future taxable income. The Company’s effective income tax rate was approximately 36% and 37% for the three months ended March 31, 2006 and 2005, which approximates the estimated annual effective tax rate.

Distributions by Suttle Caribe, Inc. to the parent company of income earned prior to December 31, 2000 are subject to a tollgate tax at rates which, depending on various factors, range from 3.5% to 10%. The cumulative amount of prior earnings which has been distributed to the parent company on which no tollgate tax has been paid was approximately $11,054,000 at December 31, 2005. Tollgate taxes of approximately $860,000 have been accrued and will likely be paid on these prior earnings in 2006.

NOTE 10 – NET INCOME PER SHARE

Basic net income per common share is based on the weighted average number of common shares outstanding during each year. Diluted net income per common share takes into effect the dilutive effect of potential common shares outstanding. The Company’s only potential common shares outstanding are stock options, which resulted in a dilutive effect of 125,656 shares and 199,926 shares for the periods ended March 31, 2006 and 2005, respectively. The Company calculates the dilutive effect of outstanding options using the treasury stock method. The total number of anti-dilutive stock options was 148,900 and 786,319 at March 31, 2006 and 2005, respectively.

Item 2. Management’s Discussion and Analysis of Financial

Condition and Results of Operations

Communications Systems, Inc. (herein collectively called “CSI”, “our” or the “Company”) is a Minnesota corporation organized in 1969 which operates directly and through its subsidiaries located in the United States, Costa Rica and the United Kingdom. CSI is principally engaged in the manufacture and sale of modular connecting and wiring devices for voice and data communications, digital subscriber line filters, structured wiring systems and the manufacture of media and rate conversion products for telecommunications networks. CSI also provides network design, training services, general contracting of infrastructure installations, provisioning of high-speed internet access and maintenance support of network operation centers for K-12 schools.

Three Months Ended March 31, 2006 Compared to Three Months Ended March 31, 2005

Consolidated sales from continuing operations in 2006 increased 9% to $27,551,000 compared to $25,382,000 in 2005. Consolidated operating income from continuing operations in 2006 increased to $2,036,000 compared to $1,581,000 in the first quarter of 2005. The first quarter sales increase from 2005 to 2006 was attributable primarily to the Company’s Transition Networks and JDL Technologies business segments. Consolidated net income from continuing operations in 2006 increased to $1,410,000 compared to $1,077,000 in the first quarter of 2005.

Suttle sales decreased 5% in the first quarter of 2006 to $11,322,000 compared to $11,978,000 in the same period of 2005. Sales to the major telephone companies (the Regional Bell Operating Companies (“RBOCs”) decreased 20% to $5,692,000 in 2006 compared to $7,062,000 in 2005 due to reductions in certain product line sales. Sales to these customers accounted for 50% and 59% of Suttle’s sales in 2006 and 2005, respectively. This was offset by sales increases to distributors in 2006. Suttle’s gross margins decreased in the first quarter of 2006 to $3,342,000 compared to $3,408,000 in the same period of 2005. Gross margin percentage increased to 30% in 2006 from 28% in 2005. The gross margin percentage increase was due to cost reduction measures previously implemented and the Company has continued to outsource more manufacturing to Asia and shifted manufacturing to a lower cost assembly plant in Costa Rica. Selling, general and administrative expenses increased $157,000 or 10% in the first quarter of 2006 compared to the same period in 2005 due to increased sales and marketing programs and headcount in sales. Suttle’s operating income was $1,684,000 in the first quarter of 2006 compared to operating income of $1,907,000 in 2005.

JDL Technologies reported 2006 first quarter sales of $3,821,000 compared to $2,202,000 in 2005 due to higher consulting revenues and contract revenues earned on a large school district project. JDL gross margins increased to $1,449,000 in the first quarter of 2006 compared to $1,021,000 in the same period in 2005. Gross margin as a percentage of sales in 2006 decreased to 38% in 2006 from 46% in 2005 due to lower margins earned on a large school wiring project in 2006. JDL entered into a fixed-price contract with a large school district to install and upgrade its network equipment and infrastructure. The total value of this contract was $6,645,000. As of March 31, 2006, costs and estimated earnings under this contract recognized on a percentage-of-completion basis totaled $4,561,000. Total billings for this contract were $2,494,000. The project is expected to be completed in the third quarter of 2006. The method used to determine the progress of completion is based on the ratio of costs incurred to total estimated costs. Selling, general and administrative expenses increased in 2006 to $1,318,000 compared to $886,000 in 2005 due to higher sales headcount and increased marketing and administrative salaries including costs of expanding JDL’s Florida operations. JDL reported operating income of $132,000 in the first quarter of 2006 compared to operating income of $135,000 in the first quarter of 2005.

Transition Networks segment sales increased by 11% to $12,408,000 in the first quarter of 2006 compared to $11,203,000 in the same period in 2005 due to additional project business and additional sales people in place compared to last year. Gross margin increased to $5,508,000 in 2006 from $4,516,000 in 2005 due to increased sales of higher margin products in the quarter as well as cost reductions on purchased parts. Gross margin as a percentage of sales increased to 44% in 2006 compared to 40% in 2005 due to higher volumes and cost reductions previously noted. Selling, general and administrative expenses increased slightly to $4,469,000 in 2006 compared to $4,413,000 in 2005 due to higher sales expenses. Operating income increased to $1,039,000 in 2006 compared to $104,000 in 2005.

On July 1, 2005, CSI consolidated the MiLAN and Transition Networks business units into one operating unit under the direction of Transition Networks management. Operations subsequent to July 1, 2005 have proven to be successful and include a 30% staff reduction in the MiLAN operations.

Consolidated investment income was $173,000 in 2006 compared to $93,000 in 2005 due to increased cash and investment balances and higher rates earned on funds invested. Consolidated income from continuing operations before income taxes increased to $2,203,000 in 2006 compared to $1,666,000 in 2005. The Company’s effective income tax rate was 36% in 2006 and 37% in 2005. Consolidated net income including discontinued operations in 2006 increased to $1,514,000 compared to $895,000 in 2005.

Net income for the quarter ended March 31, 2005 includes the discontinued operations of Image Systems, a medical and technical imaging business unit located in Eden Prairie, Minnesota, and Austin Taylor Communications Ltd. of Bethesda, Wales, the Company’s U.K. provider of cabling and related telephony products. Effective October 1, 2005, the Company negotiated an agreement to sell the inventory, equipment and all intangibles (trade names, intellectual property, etc.) of Image Systems to Richardson Electronics, Ltd. for approximately $1.5 million. The Company recorded an after tax gain on the sale in the fourth quarter of 2005 of approximately $222,000. The sale of Austin Taylor was in negotiation as of March 31, 2006. The Company expects to complete the sale of this business unit in 2006. For the three months ended March 31, 2006 the net income from discontinued operations  was $105,000 (Austin Taylor only) compared to a net loss of $182,000 in 2005. These operations have met the requirements to be reported as discontinued operations in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”.

Liquidity and Capital Resources

At March 31, 2006, the Company had approximately $23,338,000 of cash and cash equivalents compared to $26,661,000 of cash and cash equivalents at December 31, 2005. The Company had current assets of approximately $79,136,000 and current liabilities of $11,392,000 at March 31, 2006 compared to current assets of $79,357,000 and current liabilities of $13,032,000 at December 31, 2005.

Net cash used by operating activities was approximately $2,613,000 in the first three months of 2006 compared to net cash provided by operating activities of $2,410,000 in the same period in 2005. The decrease was due primarily to an increase in trade receivable and inventory levels and a decrease in trade payable levels in the first quarter of 2006 compared to 2005. This trend is not expected to continue in 2006.

Net cash used in investing activities was $314,000 in the first three months in 2006 compared to $741,000 in the same period in 2005. In 2006 cash investments in new plant and equipment totaled $599,000 compared to $741,000 in 2005. Plant and equipment purchases in both years were financed by internal cash flows. The Company expects to spend approximately $2,000,000 on capital additions in 2006.

Net cash used in financing activities was $376,000 in the first three months in 2006 compared to net cash used in financing activities in the same period in 2005 of $215,000.  Cash dividends paid in the first quarter of 2006 were $699,000 compared to $509,000 in the same period in 2005. There were no borrowings on the line of credit during the first quarter of 2006 or 2005. The Company has a $10,000,000 line of credit from U.S. Bank. Interest on borrowings on the credit line is at the bank’s average CD rate plus 1.5% (5.9% at March 31, 2006). The credit agreement expires June 30, 2006 and is secured by assets of the Company.

In the opinion of management, based on the Company’s current financial and operating position and projected future expenditures, sufficient funds are available to meet the Company’s anticipated operating and capital expenditure needs.

Critical Accounting Policies

Our critical accounting policies, including the assumptions and judgements underlying them, are discussed in our 2005 Form 10-K in Note 1 Summary of Significant Accounting Policies included in our Consolidated Financial Statements. There were no significant changes to our critical accounting policies during the three months ended March 31, 2006. These policies have been consistently applied in all material respects and disclose such matters as allowance for doubtful accounts, sales returns, inventory valuation, warranty expense, income taxes, revenue recognition, asset and goodwill impairment recognition and foreign currency translation.  On an ongoing basis, we evaluate our estimates based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the result of which form the basis for making judgements about the carrying value of assets and liabilities that are not readily apparent from other sources. Results may differ from these estimates due to actual outcomes being different from those on which we based our assumptions. Management on an ongoing basis reviews these estimates and judgements.

Recently Issued Accounting Pronouncements

SFAS No. 123(R) (revised 2004), Share-Based Payment, issued in December 2004 is a revision of SFAS No. 123, Accounting for Stock-based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees. We currently report our stock-based compensation under the requirements of

APB Opinion No. 25 and furnish related pro forma footnote information required under SFAS No. 123. Under SFAS No. 123(R), we are required to record our stock-based compensation as an expense on our income statement over the period earned based on the fair value of the stock or options awarded on their grant date. SFAS No.123(R) became effective, and was adopted by the company on a modified prospective basis, on January 1, 2006. The application of SFAS No. 123(R) reporting requirements will result in recording compensation expense of approximately $100,000, net-of-tax, in 2006 for non-vested stock options that were outstanding on December 31, 2005.

In May 2005 the FASB issued SFAS No, 154, “Accounting for Changes and Error Corrections – a replacement of APB Opinion No. 20 and FASB Statement No. 3”. This statement requires retroactive application to prior period financial statements of a voluntary change in accounting and is effective for fiscal years beginning after December 15, 2005. Previously most voluntary changes in accounting principle were recognized by including the cumulative effect of the change in the current period.  The adoption of SFAS No. 154 did not have a material effect on the Company’s financial statements.

In March 2005, the FASB issued FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations”. The interpretation provides clarification about recognizing asset retirement obligations pursuant to SFAS No. 143, “Accounting for Asset Retirement Obligations”. The interpretation is effective for fiscal years ending after December 15, 2005. The adoption of the interpretation did not have a material effect on the Company’s financial statements.

Additional Risk Factor

In addition to the risk factors from those disclosed in the Company’s 2005 Annual Report on Form 10-K for the period ended December 31, 2005, the following risk factor should be considered when reviewing other information set forth herein:

Our management, including our Chief Executive Officer and Chief Financial Officer, does not expect, that disclosure controls and procedures will prevent all possible error or fraud. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute assurance that the objectives of the control system are met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Because of inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within our company have been detected. These inherent limitations, include, the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of persons, by collusion or two or more persons, or by management override of the control. The design of any system of controls is also based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions; over time, controls may become inadequate because of changes in conditions, or the degree of compliance with the policies and procedures may deteriorate. Because of the inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and may not be detected.

As described under Note 7 of the Notes to Financial Statements above, the Company is the subject of a government investigation and has recently begun separate independent and internal reviews related to transactions between its JDL subsidiary and the Virgin Islands Department of Investigation (VIDOE) from 1998 to the present, as well as internal accounting, record keeping and document retention procedures and practices related to such transactions. The government investigation, the independent review by the Audit Committee and the internal review are all continuing. As a result of information developed during one or more of these activities, the Company may be required to reverse or reclassify the timing of prior period revenue and expense or incur charges in future periods related to the government investigation and the reviews. Depending on the outcome of the investigation and reviews, prior period adjustments and future period charges, if any, could be material and, in the case of prior period adjustments, require restatement of the Company’s previously filed financial statements.

The nature of the matters being investigated may result in the discovery of deficiencies and material weaknesses in the Company’s disclosure controls and internal control over financial reporting that may require remediation and possibly restatement of previously issued financial statements. The Company has not completed its investigation and cannot at this time predict the consequences of these events, but the consequences to the Company could be material including possible restatements, increased compliance costs, fines and penalties, and other material adverse effects on our business, financial condition and results of operations.